Exhibit 99.1

Handy & Harman Ltd. Reports Financial Results for the 4th Quarter and Year Ended 2011

WHITE PLAINS, N.Y. March 15, 2012 -- Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company") today reported financial results for the fourth quarter and twelve months  ended December 31, 2011.

HNH reported income from continuing operations, net of tax, of $112.9 million on net sales of $145.2 million for the fourth quarter ended December 31, 2011, compared with a net loss of $4.1 million on net sales of $134.2 million for the fourth quarter ended December 31, 2010. Basic and diluted net income from continuing operations per common share was $8.93 for the fourth quarter of 2011, compared with basic and diluted net loss of $0.34 per share in the same period of 2010. Income from continuing operations, net of tax, in the fourth quarter of 2011 includes a net tax benefit of $109.0 million which was principally generated by a non-cash tax benefit related to the reversal of the Company’s deferred tax valuation allowance. The recognition of this non-cash tax benefit follows an assessment of the profitability of the Company’s domestic operations and of the likelihood that the deferred tax assets will be realized. HNH’s income from continuing operations before tax was $3.9 million for the fourth quarter of 2011, as compared to a loss from continuing operations before tax of $3.1 million for the fourth quarter of 2010.

HNH reported net income of $110.2 million for the fourth quarter ended December 31, 2011 compared with a net loss of $4.5 million for the comparable period in 2010. Basic and diluted net income per common share was $8.71 for the fourth quarter of 2011, compared with basic and diluted net loss of $0.38 per common share in the same period of 2010. Net income for the fourth quarter of 2011 included the aforementioned non-cash tax benefit.

For the twelve months ended December 31, 2011, HNH reported income from continuing operations, net of tax, of $136.6 million on net sales of $664.0 million compared with income from continuing operations, net of tax, of $4.5 million on net sales of $568.2 million in 2010. Basic and diluted net income from continuing operations per common share was $10.88 in 2011, compared with basic and diluted net income of $0.37 per common share in the same period of 2010. Income from continuing operations, net of tax, for the twelve months ended December 31, 2011 includes a net tax benefit of $104.6 million which was principally generated by a non-cash tax benefit related to the reversal of the Company’s deferred tax valuation allowance. HNH’s income from continuing operations before tax was $32.0 million in 2011, as compared to income from continuing operations before tax of  $7.8 million in 2010.

For the twelve months ended December 31, 2011, HNH reported net income of $138.8 million, compared with net income of $5.1 million in 2010.  Basic and diluted net income per common share was $11.05 for the twelve months ended December 31, 2011, compared with $0.42 per common share in the same period of 2010. Net income for 2011 included the aforementioned non-cash tax benefit.

The Company generated Adjusted EBITDA of $13.2 million for the fourth quarter of 2011, as compared to Adjusted EBITDA of $10.4 million for the same period in 2010, an increase of $2.8 million, or 26.9%. For the twelve months ended December 31, 2011, Adjusted EBITDA was $75.6 million as compared to Adjusted EBITDA of $61.2 million for the same period of 2010, an increase of $14.4 million, or 23.5%.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

“Our sales continued to increase in the fourth quarter of 2011, with $11.0 million, or 8.2%, higher sales for the quarter as compared to the fourth quarter of 2010.  On a year-to-date basis, our sales rose by $95.8 million, or 16.9%, with all of our segments experiencing higher net sales in 201l versus 2010.  We also reported higher gross profit, reduced selling, general and administrative expenses as a percentage of sales, lower interest expense, and increased net income in the fourth quarter of 2011 when compared to the fourth quarter of 2010 as well as for the full year 2011 versus 2010,” stated Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of HNH.

Financial Highlights

Demand for the Company’s products and services increased in 2011 as compared to 2010 resulting in 8.2% fourth-quarter-over-prior year quarter net sales growth.  The growth in net sales was due principally to higher silver prices during the fourth quarter of 2011 and increased units sold.  Income from continuing operations before tax increased $7.0 million to $3.9 million as compared to a loss of $3.1 million in the fourth quarter of 2010, which included income of $1.1 million from insurance proceeds. Improved income from continuing operations before tax in the fourth quarter of 2011 as compared to the fourth quarter of 2010 of $6.9 million was principally a result of $11.0 million higher fourth quarter sales, $4.8 million higher gains from derivatives, and reduced interest expense of $1.3 million.

The Company experienced 16.9% annual net sales growth in 2011 compared to 2010, principally due to higher silver prices and increased units sold.  Income from continuing operations before tax increased to $32.0 million as compared to $7.8 million in 2010. Improved income from continuing operations before tax in 2011 was principally a result of $95.8 million higher net sales, $6.4 million lower losses from derivatives, and reduced interest expense of $10.0 million in 2011, principally because of the debt refinancing completed in October 2010.  These factors contributed to the increase in income from continuing operations before tax of $24.2 million for the twelve month period ended December 31, 2011 as compared to the same period of 2010.

During 2011, the Company acquired certain assets and liabilities of a business in its Engineered Materials segment and also, sold three businesses during 2011.

We continue to seek opportunities to gain market share in markets we currently serve, expand into new markets through disciplined business development and potential acquisition identification, cultivation and integration processes, and develop new products based on user needs defined by the voice of the customer, in order to increase demand as well as broaden our sales base.  We expect that the continuing application of the HNH Business System, which focuses on growth processes coupled with lean manufacturing tools including standard work, quick set up, kanban material flow and total productive maintenance, provides our management teams with a comprehensive set of tools that have generated and we believe will continue to generate improved business results.

Segment Operating Results

Precious Metal

For the fourth quarter of 2011, the Precious Metal segment net sales increased by $7.3 million, or 22.1%, to $40.1 million, compared to $32.8 million in 2010.  Segment operating income increased by $2.7 million or 57.0% to $7.5 million compared to $4.8 million in the same period of 2010.

For the twelve months ended December 31, 2010, the Precious Metal segment net sales increased by $62.2 million, or 48.5%, to $190.6 million compared to $128.4 million in 2010. Segment operating income increased by $10.3 million from $14.5 million in 2010 to $24.7 million in 2011.

The increased sales were primarily driven by the impact of a 75.6% increase in the average market price of silver in 2011 ($35.40 per troy oz.) as compared to 2010 ($20.16 per troy oz).   The increase in silver price accounted for $3.6 million in higher sales for the fourth quarter and $46.3 million in higher sales for the twelve months ended December 31, 2011, as compared to the same periods of 2010.  In addition, the increase in segment sales was driven by higher volume in all of its served markets, particularly sales to the commercial construction and electrical markets in 2011 compared to 2010.

Segment operating income increased by $10.3 million from $14.4 million in 2010 to $24.7 million in 2011.  The increase was primarily driven by higher sales.  The Precious Metal segment gross profit margin was 1.3% lower for the twelve months ended December 31, 2011 as compared to the same period of 2010 primarily due to significantly higher silver prices which were partially offset by the favorable effect of the increased volume on manufacturing overhead absorption.  Since the Company’s precious metal inventory is hedged and the cost of silver is passed-through to the customer principally at market, higher silver prices generally result in moderation or, at times, a reduction in the Precious Metal segment’s gross profit margin.

Tubing

For the fourth quarter of 2011, the Tubing segment net sales increased by $1.9 million, or 9.0%, to $23.2 million, as compared to $21.3 million during the same period of 2010.  Segment operating income decreased by $1.1 million to $2.1 million for the three months ended December 31, 2011, as compared to $3.2 million for the fourth quarter in 2010.

For the twelve months ended December 31, 2011, the Tubing segment net sales increased by $2.7 million, or 2.9%, to $97.3 million, as compared to $94.6 million in 2011.  Segment operating income was $13.4 million for the twelve months ended December 31, 2011, flat compared to the same period in 2010.

The net sales increase was attributable to higher sales of large coil tubes driven by the petrochemical and ship building markets serviced by the Stainless Steel Tubing Group and higher sales to the medical industry markets, partially offset by weakness in the refrigeration market serviced by the Specialty Tubing Group.

The Stainless Steel Tubing Group’s operating income for the twelve months ended December 31, 2011 increased $3.3 million from higher sales and more profitable product mix, but was offset by lower operating income of $3.3 million from the Specialty Tubing Group.  Gross profit margin for the twelve months ended December 31, 2011 improved 0.5%, driven by more profitable product mix, favorable manufacturing overhead absorption, and improved efficiency. The Specialty Tubing Group recorded certain non-recurring charges totaling approximately $1.2 million in 2011 and a $1.3 million gain on proceeds from a fire claim settlement in 2010.

Engineered Materials

The Engineered Materials segment sales for fourth quarter of 2011 increased by $2.9 million, or 6.1%, to $49.9 million, as compared to $47.0 million during the same period in 2010. Segment operating income increased by $0.6 million to $3.5 million for the fourth quarter of 2011, as compared to $2.9 million for the same period of 2010.

The Engineered Materials segment sales for the twelve months ended December 31, 2011 increased by $21.5 million, or 9.7%, to $242.6 million, as compared to $221.1 million during the same period in 2010. Segment operating income increased by $3.4 million to $24.3 million for the twelve months ended December 31, 2011, as compared to $20.9 million for the same period of 2010.

The incremental sales were driven by higher volume of commercial roofing products and fasteners, gas and electrical connectors, partially offset by lower sales of electro-galvanized steel products as a result of weak residential construction.

The increase in operating income was principally the result of the higher sales volume.  Gross profit margin for the twelve months ended December, 2011 was 0.3% lower than the twelve months ended December 31, 2010, primarily due to the mix of products sold, with higher sales of lower-margin private label roofing fasteners in 2011 as compared to 2010.

Arlon Electronic Materials

Arlon sales were $18.6 million for the fourth quarter of 2011, which was $2.2 million lower compared to $20.8 million for the same period of 2010.  Segment operating income decreased by $0.5 million to $2.0 million for the fourth quarter of 2011, as compared to $2.5 million for the same period of 2010.

For the twelve months ended December 31, 2011, Arlon segment sales increased by $5.9 million, or 7.8%, to $81.3 million, as compared to $75.4 million for the same period of 2010. Segment operating income was $8.3 million for the twelve months ended December 31, 2011 compared to $8.8 million in the prior year.

The sales increase was primarily due to increased sales of printed circuit board materials related to the telecommunications infrastructure in China, as well as increased sales of flex heater and coil insulation products for the general industrial market.

Slightly lower operating income in 2011 compared to the same period of 2010 was primarily driven by lower gross profit margin. Arlon’s gross profit margin was 1.5% lower for the twelve months ended December 31, 2011 as compared to 2010 primarily due to capacity constraints at its China manufacturing facility.  In order to satisfy customer demand while increasing its manufacturing capacity in China, Arlon increased production in the U.S. at lower margins.  In addition, the Arlon segment recorded a non-cash asset impairment charge of $0.7 million during the first quarter of 2011 related to certain vacant land it owns in Rancho Cucamonga, California.

Kasco

For the fourth quarter of 2011, Kasco segment sales improved by $1.1 million, or 8.9%, from $12.3 million during the fourth quarter of 2010 to $13.4 million during the same period of 2011.  Operating income for the Kasco segment improved by $0.5 million, to $1.2 million for the fourth quarter of 2011, as compared to $0.7 million for the same period of 2010.

For the twelve months ended December 31, 2011, Kasco segment sales increased by $3.4 million, or 7.0%, from $48.8 million in 2010 to $52.3 million during the same period of 2011.  Segment operating income increased by $2.9 million to $4.2 million for the twelve months ended December 31, 2011, as compared to $1.3 million for the same period of 2010.

The sales improvement was primarily from Kasco’s route business in the United States. The operating profit improvement reflects 1.3% higher gross profit margin for the twelve months of 2011 compared to the same period of 2010 primarily due to cost savings generated by relocating the production facility from Atlanta, Georgia to Mexico.  In connection with this restructuring project, costs of $0.5 million were incurred in the twelve months ended December 31, 2010, principally for employee compensation and moving costs, and an asset impairment charge of $1.6 million was also recorded in 2010.

Liquidity

As of December 31, 2011, the Company’s current assets totaled $170.5 million and its current liabilities totaled $100.4 million.  Therefore, its working capital was $70.1 million, as compared to working capital of $30.2 million as of December 31, 2010. As of December 31, 2011, the Company’s availability under its U.S. revolving credit facility was $40.4 million, and as of January 31, 2012, it was approximately $44.0 million.

Note Regarding Use of Non-GAAP Financial Measurements:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations (net of tax) before the effects of realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, income from proceeds of insurance claims, net, LIFO liquidation gain, non-cash pension and other post-employment benefits (“OPEB”) expense or credit, and other non-cash credits and charges. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;
•	Adjusted EBITDA does not reflect the Company’s interest expense;
•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and
•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to net income from continuing operations, and that reconciliation is set forth below.  We caution investors that, because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Our Company

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

Our companies are organized into five businesses: Precious Metals, Tubing, Engineered Materials, Arlon, and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, aerospace, military electronics and automotive markets. Other markets served include blade products and repair services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol HNH.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH’s current expectations and projections about its future results, performance, prospects and opportunities.  HNH has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, HNH’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2011 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

CONTACT:	Handy & Harman Ltd.
Glen Kassan, Vice Chairman of the Board
and Chief Executive Officer

914-461-1260

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands except per share)	2011	2010	2011	2010
	(unaudited)
Net sales	$145,247	$134,227	$664,017	$568,212
Cost of goods sold	106,649	98,081	492,032	416,706
Gross profit	38,598	36,146	171,985	151,507

Selling, general and administrative expenses	29,135	28,274	115,562	105,265
Pension expense	1,620	1,087	6,357	4,349
Asset impairment charge	-	61	700	1,643
Income from continuing operations	7,843	6,724	49,366	40,250

Other:
Interest expense	4,840	6,101	16,268	26,310
Realized and unrealized (gain) loss on derivatives	(1,050)	3,775	(418)	5,983
Other expense	183	(89)	1,513	180
Income (loss) from continuing operations before tax	3,870	(3,063)	32,003	7,777
Tax provision (benefit)	(109,046)	988	(104,590)	3,276
Income (loss) from continuing operations, net of tax	112,916	(4,052)	136,593	4,501

Discontinued Operations:
Income (loss) from discontinued operations, net of tax	604	(517)	(499)	499
Gain (loss) on disposal of assets, net of tax	(3,350)	60	2,681	90
Net income (loss) from discontinued operations	(2,746)	(457)	2,182	589

Net income (loss)	$110,170	$(4,509)	$138,775	$5,090

Basic and diluted per share of common stock

Income (loss) from continuing operations, net of tax, per share	$8.93	$(0.34)	$10.88	$0.37
Discontinued operations, net of tax, per share	(0.22)	(0.04)	0.17	0.05
Net income (loss) per share	$8.71	$(0.38)	$11.05	$0.42

Weighted average number of common shares outstanding	12,646	12,179	12,555	12,179

 HANDY & HARMAN LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars and shares in thousands)	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$6,841	$8,762
Trade and other receivables - net of allowance for doubtful accounts of $2,465 and $2,198, respectively	81,261	68,197
Inventories, net	50,385	48,675
Deferred income tax assets	19,693	1,238
Prepaid and other current assets	12,314	9,064
Current assets of discontinued operations	-	27,044
Total current assets	170,494	162,980

Property, plant and equipment at cost, less accumulated depreciation and amortization	77,476	78,143
Goodwill	65,667	63,917
Other intangibles, net	34,077	31,538
Investment in marketable securities	25,856	-
Deferred income tax asset	107,685	-
Other non-current assets	11,935	14,711
Non-current assets of discontinued operations	-	2,259
Total assets	$493,190	$353,548
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Trade payables	$35,624	$36,954
Accrued liabilities	28,312	32,245
Accrued environmental liability	6,524	6,113
Accrued interest - related party	609	411
Short-term debt	24,168	42,890
Current portion of long-term debt	4,452	4,452
Deferred income tax liabilities	736	355
Current liabilities of discontinued operations	-	9,340
Total current liabilities	100,425	132,760

Long-term debt	114,616	91,403
Long-term debt - related party	20,045	32,547
Accrued pension liability	186,211	112,984
Other employee benefit liabilities	5,299	4,429
Deferred income tax liabilities - long term	-	3,988
Other liabilities	7,596	4,942
Long-term liabilities of discontinued operations	-	655
Total liabilities	434,192	383,708

Commitments and Contingencies

Stockholders' Equity (Deficit):
Preferred stock - $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,646 and 12,179 shares, respectively	127	122
Accumulated other comprehensive loss	(188,389)	(135,865)
Additional paid-in capital	555,746	552,844
Accumulated deficit	(308,486)	(447,261)
Total stockholders' equity (deficit)	58,998	(30,160)
Liabilities and stockholders' equity	$493,190	$353,548

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2011	2010
Cash flows from operating activities:
Net income	$138,775	$5,090
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of acquisitions:
Depreciation and amortization	15,847	16,379
Non-cash stock based compensation	3,146	221
Amortization of debt issuance costs	2,155	1,606
Loss (gain) on early retirement of debt	(189)	1,210
Accrued interest not paid in cash	2,831	11,045
Deferred income taxes	(105,669)	(392)
Loss (gains) from asset dispositions	(50)	44
Asset impairment charges	700	1,643
Non-cash income from derivatives	(1,465)	(14)
Reclassification of net cash settlements on precious metal contracts to investing activities	1,047	5,585
Net cash (used in) provided by operating activities of discontinued operations, including non-cash gain on the sale of assets	(7,895)	4,042
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(9,844)	(8,139)
Inventories	(610)	(3,753)
Other current assets	(548)	(1,390)
Other current liabilities	(14,351)	11,207
Other items-net	(2,326)	414
Net cash provided by operating activities	21,554	44,798
Cash flows from investing activities:
Additions to property, plant & equipment	(13,426)	(10,605)
Net cash settlements on precious metal contracts	(1,047)	(5,585)
Acquisition, net of cash acquired	(8,508)	-
Investment in marketable securities	(18,021)	-
Proceeds from sales of assets	186	384
Net cash provided by sale of assets of discontinued operations	26,532	1,410
Net cash used in investing activities	(14,284)	(14,396)
Cash flows from financing activities:
Net proceeds from term loans - domestic	50,000	46,000
Net revolver proceeds (repayments)	(18,785)	24,002
Repayments of subordinated notes	(35,074)	(6,000)
Net repayments on loans - foreign	(707)	(2,049)
Repayments of term loans	(4,452)	(89,690)
Deferred finance charges	(1,469)	(3,842)
Net change in overdrafts	95	1,494
Net cash used to repay debt of discontinued operations	-	(135)
Other financing activities	1,200	(92)
Net cash used in financing activities	(9,192)	(30,312)
Net change for the period	(1,922)	90
Effect of exchange rate changes on net cash	1	(124)
Cash and cash equivalents at beginning of period	8,762	8,796
Cash and cash equivalents at end of period	$6,841	$8,762

Non-cash investing activities:
Sale of property for mortgage note receivable	$-	$630

HANDY & HARMAN LTD.
CONSOLIDATED SEGMENT DATA

Statement of operations data:	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)
Net Sales:
Precious Metal	$40,119	$32,852	$190,607	$128,360
Tubing	23,234	21,318	97,295	94,558
Engineered Materials	49,852	46,989	242,582	221,075
Arlon Electronic Materials	18,640	20,767	81,282	75,398
Kasco	13,402	12,301	52,251	48,821
Total net sales	$145,247	$134,227	$664,017	$568,212

Segment operating income:
Precious Metal	7,513	4,786	$24,747	$14,455
Tubing	2,077	3,173	13,371	13,361
Engineered Materials	3,500	2,879	24,298	20,911
Arlon Electronic Materials	1,963	2,512	8,348	8,808
Kasco	1,170	719	4,227	1,349
Total segment operating income	$16,223	$14,069	$74,991	$58,884

Unallocated corporate expenses & non operating units	(6,742)	(7,289)	(19,318)	(15,533)
Proceeds from insurance claims, net	-	1,061	-	1,292
Unallocated pension expense	(1,620)	(1,087)	(6,357)	(4,349)
Income (loss) on disposal of assets	(18)	(30)	50	(44)
Income from continuing operations	$7,843	$6,724	$49,366	$40,250

Interest expense	(4,840)	(6,101)	(16,268)	(26,310)
Realized and unrealized gain (loss) on derivatives	1,050	(3,775)	418	(5,983)
Other income (expense)	(183)	89	(1,513)	(180)
Income (loss) from continuing operations before income tax	$3,870	$(3,063)	$32,003	$7,777

a)
The results for the Precious Metal segment for 2011 and 2010 include gains of $1.9 million and $0.2 million, respectively, resulting from the liquidation of precious metal inventory valued at LIFO cost.

b)	Segment operating income for the Tubing segment for 2010 includes a gain of $1.3 million related to insurance proceeds from a fire claim settlement.

c)	Segment operating income for the Arlon segment for 2011 includes an asset impairment charge of $0.7 million to write down certain unused land located in Rancho Cucamonga, California to fair value.
d)
Segment operating income for the Kasco segment for 2010 includes $0.5 million of costs related to restructuring activities and $1.6 million of asset impairment charges associated with certain real property located in Atlanta, Georgia.

Supplemental Non-GAAP Disclosures
Adjusted EBITDA
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2011	2010	2011	2010

Income (loss) from continuing operations, net of tax	$112,916	$(4,052)	$136,593	$4,501
Add (Deduct):
Income tax provision (benefit)	(109,046)	988	(104,590)	3,276
Interest expense	4,840	6,101	16,268	26,310
Depreciation and amortization expense	3,982	3,957	15,847	16,390
EBITDA	12,692	6,994	64,118	50,477
Unrealized loss (gain) on embedded derivatives related to subordinated notes	(1,032)	412	(1,654)	412
Non-cash derivative & hedge (gain) loss on precious metal contracts (a)	(18)	3,363	1,236	5,571
Non-cash adjustment to precious metal inventory valued at LIFO (a)	(2,358)	(1,611)	(1,559)	(1,163)
Non-cash pension and OPEB expense	2,025	1,497	6,777	4,100
Non-cash asset impairment charge	-	61	700	1,643
Non-cash stock-based compensation expense	744	97	3,076	223
Income from proceeds of insurance claims, net	-	(1,061)	-	(1,292)
Other, net (b)	1,182	678	2,863	1,188
Adjusted EBITDA	$13,235	$10,432	$75,557	$61,159

a)
H&H’s  precious metal inventory is subject to market price fluctuations.  H&H enters into commodity futures and forwards contracts on its precious metal inventory that is not subject to fixed-price contracts with its customers in order to economically hedge against price fluctuations.  As these derivatives are not designated as accounting hedges under ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, they are accounted for as derivatives with no hedge designation.  The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the Company's consolidated statement of operations.  Such gains and losses are recorded on separate lines of the statement of operations.

b)
Other, net, includes non-recurring costs of approximately $900,000 in the twelve month period ended December 31, 2011.  Such costs related principally to potential refinancings of the Company’s debt that management elected not to complete at that time.

SOURCE:                      Handy & Harman Ltd.